EXHIBIT 23.1




                      CONSENT OF INDEPENDENT AUDITORS



     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 214,998 shares of Common Stock authorized for issuance pursuant to the Equity and Deferred Compensation Plan for Directors of our report dated February 1, 1994, except for the third paragraph of Note 16, as to which the date is February 7, 1994, with respect to the consolidated financial statements and schedules of Reebok International Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.


                                   ERNST & YOUNG


Boston, Massachusetts
May 5, 1994

PAGE